GUGGENHEIM STRATEGIC OPPORTUNITIES FUND
Common Shares
($0.01 par value)

FIRST AMENDMENT
TO
CONTROLLED EQUITY OFFERINGSM SALES AGREEMENT

November 1, 2013

THIS FIRST AMENDMENT (this “Amendment ”) to the Sales Agreement (defined below) is entered into on and as of November 1, 2013, by and among Guggenheim Strategic Opportunities Fund, a statutory trust organized under the laws of the State of Delaware (the “Fund”), Guggenheim Funds Investment Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Cantor Fitzgerald & Co. (the “Agent”, and together with the Fund and Adviser, the “Parties”).  Capitalized terms used and not defined in this Amendment have the meanings ascribed thereto in the Sales Agreement.

WHEREAS, the Parties entered into that certain Controlled Equity OfferingSM Sales Agreement, dated December 16, 2011 (the “Sales Agreement”), with respect to the issuance and sale of 4,875,670 common shares of beneficial interest, $0.01 par value per share, of the Fund (the “Common Shares”) in registered at-the-market offerings through the Agent;

WHEREAS, the Fund has filed a new registration statement relating to the sale of Common Shares pursuant to, among other methods, at-the-market offerings; and

WHEREAS, the Parties desire to amend the Sales Agreement in order to provide for the issuance and sale of Common Shares under the new registration statement and to rest the number of Common Shares subject to the Sales Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

1. The first sentence of Section 1 of the Sales Agreement is hereby amended such that the number “4,875,670” contained therein is replaced with the number “3,977,022”.

2. The fifth sentence of Section 1 of the Sales Agreement is hereby amended such that the Commission File Nos. of “333-168044” and “811-21982” referenced therein are replaced with “333-190872” and “811-21982,” respectively

3. Each of the Fund and the Adviser represent to the Agent that it has duly authorized, executed and delivered this Amendment.

4. Except as modified and amended in this Amendment, the Sales Agreement shall remain in full force and effect.

5. This Amendment shall be governed by and construed in accordance with the law governing the Sales Agreement.

6. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed as of the date first above written.

Very truly yours,

Guggenheim Strategic Opportunities Fund

By: /s/ Mark E. Mathiasen
                       Name: Mark E. Mathiasen
                       Title: Secretary

Guggenheim Funds Investment Advisors, LLC

By: /s/ Donald C. Cacciapaglia
                       Name: Donald C. Cacciapaglia
                       Title: Chief Executive Officer and President

Accepted as of the date hereof:

Cantor Fitzgerald & Co.

By: /s/ Jeffrey Lumby
       Name: Jeffrey Lumby
       Title: Senior Managing Director